Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS 25% DECLINE IN SIX MONTH EARNINGS

IRVINE, CALIFORNIA, January 22, 2008 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $1.8 million for the second quarter ended December 31, 2007, a 41% decrease from net earnings of $3.1 million for the second quarter of fiscal 2007. For the six months ended December 31, 2007, net earnings decreased 25% to $3.8 million, compared to $5.1 million for the first six months of fiscal 2007. Diluted earnings per share for the second quarter were down 40% to $0.16 per share, compared to $0.27 per share for the second quarter of the prior year. Diluted earnings per share were $.34 for the first six months of fiscal 2008, down 24% from $.44 per share for the same period of fiscal 2007.

The large percentage decline in second quarter and six-month net earnings is largely due to the prior period results that included the contribution of $1.4 million in pre-tax income from the recovery on and resolution of problem accounts and the recognition of accelerated income on early terminations. Without this, the decline in net income would have been less than 10% for the six months.

Total direct finance, loan and interest income for the second quarter ended December 31, 2007 decreased 2.5% to $7.0 million from $7.2 million during the second quarter of the prior year. Excluding the direct finance income related to the transactions noted above, the Company's direct finance, loan and interest income was up 5%, reflecting 6% growth in the loan and lease portfolio, offset somewhat by lower yields. The average yield on leases and loans held in the Company's own portfolio decreased 97 basis points to 10.7%, while the average yield on cash and investments increased 7 basis points to 3.95%. During the second quarter of fiscal 2008, interest expense on deposits increased by $284,000 or 24% to $1.5 million due to a 19% increase in average deposit balances and a 22 basis point increase in average interest rates paid. For the second quarter of fiscal 2008, the Company recorded an allowance for lease losses of $90,000, compared to a $250,000 net reduction in the allowance during the second quarter of fiscal 2007. The 2008 provision related to the deterioration in credit quality of certain lessees during the second quarter, as well as growth in the portfolios. All of these factors led to a 13% decrease in net direct finance and interest income after provision for lease and loan losses to $5.4 million.

Total other income of $1.7 million reported for the second quarter of fiscal 2008 was down 34% from $2.6 million for the same period of the prior year. The decline reflects a $476,000 decrease in gains from sales of leased property, and $391,000 decrease in income from lease extensions. The lower income from end of term transactions largely reflects lower excess values realized on the investment in residuals coming to end of term during the period. Gross profit of $7.1 million for the second quarter ended December 31, 2007 was down 19% from the second quarter of the prior year. Excluding the transactions noted above, the decline in gross profit would have been 5%.

For the six months ended December 31, 2007, gross profit of $14.2 million was down 10% from $15.8 million for the same period of the prior year. This decrease reflected a $436,000, or 4%, decrease in net direct finance, loan and interest income after provision for lease losses and a $1.2 million, or 24%, decline in total other income. Total direct finance, loan and interest income increased 3% to $13.6 million for the first six months of fiscal 2008. Excluding the noted transactions from the fiscal 2007 results, it would have increased by 8%.

The increase related to an 8% increase in the average investment in leases and loans, offset by lower yields earned on the portfolio. The average yield on leases and loans held in the Company's own portfolio decreased 40 basis points to 10.56%, while the average yield on cash and investments increased 16 basis points to 4.13%. For the six months ended December 31, 2007, interest expense on deposits increased by $543,000 to $2.8 million, reflecting a 34 basis point increase in interest rates paid on average deposit balances that increased by 16% from the year before to $109.1 million. For the first six months of fiscal 2008, the Company recorded a provision for lease losses of $130,000, compared to a net reduction in the allowance for lease and loan losses of $220,000 in 2007.

Total other income for the first six months of fiscal 2008 decreased by $1.2 million, or 24%, to $3.6 million. This was due to a $633,000 decline in gain on sale of leased property and $495,000 decrease in income from lease extensions. This decline reflected a slight decrease in the investment in leases coming to end of term during the period as well as lower values realized.

During the second quarter of fiscal 2008, CalFirst Bancorp's selling, general and administrative expenses ("S,G&A") of $4.2 million were up 9.9% from the prior year, while SG&A of $8.1 million for the six months was up 6.9%. During both periods, increased costs related to growth in the sales organization accounted for most of the increase.

Commenting on the results, Mr. Paddon indicated, "During the first six months, we saw continued growth in direct finance income from the lease portfolio, though at a lower rate. Lease and loan transactions booked during the second quarter of $44 million were 17% lower than the year before, but bookings of $86 million for the six months were just 11% lower than last year. The net investment in capital leases and loans of $246.1 million at December 31, 2007 is up 6% from June 30, 2007. The performance of the portfolios generally has been good, although we are seeing some deterioration with certain credits. Transactions in process of $28.0 million are down from $35 million at year-end, but are up from $25 million a year ago. The volume of new leases and loans originated during the second quarter are up about 20% from the second quarter of last year, while originations for the six months are about even with last year. As a result, our backlog of approved but unbooked leases is about 5% below the level of a year ago, but such amount excludes $13.5 million of unfunded loan commitments."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2007 Annual Report on Form 10-K and the 2008 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Direct finance and loan income	$ 6,478	$ 6,659	$ 12,571	$ 12,123
Interest income on investments	$ 492	$ 493	$ 988	$ 979
Total direct finance, loan and interest income	$ 6,970	$ 7,152	$ 13,559	$ 13,102

Interest expense on deposits	$ 1,466	$ 1,183	$ 2,813	$ 2,270
Provision for lease and loan losses	$ 90	$ (250)	$ 130	$ (220)
Net direct finance, loan and interest income, after provision for lease and loan losses	$ 5,414	$ 6,219	$ 10,616	$ 11,052
Other income
Operating and sales-type lease income	$ 870	$ 1,261	$ 1,697	$ 2,192
Gain on sale of leases and leased property	$ 710	$ 1,081	$ 1,640	$ 2,188
Other fee income	$ 132	$ 254	$ 286	$ 412
Total other income	$ 1,712	$ 2,596	$ 3,623	$ 4,792

Gross Profit	$ 7,126	$ 8,815	$ 14,239	$ 15,844

Selling, general and administrative expenses	$ 4,232	$ 3,849	$ 8,120	$ 7,599

Earnings before income taxes	$ 2,894	$ 4,966	$ 6,119	$ 8,245

Income taxes	$ 1,085	$ 1,900	$ 2,295	$ 3,154

Net earnings	$ 1,809	$ 3,066	$ 3,824	$ 5,091

Basic earnings per share	$ 0.16	$ 0.27	$ 0.34	$ 0.46
Diluted earnings per share	$ 0.16	$ 0.27	$ 0.34	$ 0.44

Weighted average common shares outstanding	11,098	11,179	11,118	11,174
Diluted number of common shares outstanding	11,342	11,511	11,393	11,529

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	December 31, 2007	June 30, 2007
ASSETS
Cash and short term investments	$ 50,453	$ 46,122
Investment securities	3,279	2,563
Net receivables	1,552	1,345
Property for transactions in process	27,952	34,720
Net investment in leases and loans	246,062	231,830
Income tax receivable	1,802	4,331
Other assets	2,141	2,037
Discounted lease rentals assigned to lenders	5,334	6,239
	$338,575	$329,187
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 5,387	$ 3,865
Income taxes payable, including deferred taxes	4,149	7,480
Deposits	116,067	105,470
Other liabilities	8,818	8,466
Non-recourse debt	5,334	6,239
Total liabilities	139,755	131,520
Stockholders' Equity	198,820	197,667
	$338,575	$329,187